EXHIBIT 99.1 - AUDIT COMMITTEE CHARTER

INFO-HOLD, INC.

AUDIT COMMITTEE CHARTER

Purpose and Authority

The purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) in overseeing: (1) the integrity of the Company’s financial statements; (2) the Company’s compliance with legal and regulatory requirements; (3) the independent auditor’s qualifications and independence; (4) the performance of the Company’s internal auditors, if applicable, and independent auditor; and (5) compliance with the Company’s code of ethics for senior financial officers and compliance with the Company’s code of conduct for all Company personnel. The Committee shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor. The Committee shall also have all authority necessary to fulfill the duties and responsibilities assigned to the Committee in this Charter or otherwise assigned to it by the Board. The Committee shall fulfill its oversight role by performing the duties and responsibilities set forth in this Charter.

As the Committee deems appropriate, it may retain independent counsel, accounting and other professionals to assist the Committee without seeking Board approval with respect to the selection, fees or terms of engagement of any such advisors.

Committee Structure and Expertise

Within one year of the date of the Company’s initial public offering of its securities, the Committee shall consist of at least three directors, or such other number as the Audit Committee may have and remain in compliance with the rules and regulations promulgated by the Nasdaq Stock Market, who shall be appointed by the Board. Until the Company expands the Board to include three “independent” directors, the Committee shall be comprised of two “independent” directors. The Board may remove any member of the Committee with or without cause. Each member of the Committee shall be “independent” as that term is defined in Nasdaq Stock Market (“Nasdaq”) Rule 4200(a)(15) and shall otherwise meet the independence and experience requirements of Nasdaq, Section 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), and the rules and regulations of the SEC. The Board may, at any time and in its complete discretion, replace a Committee member. Each member of the Committee shall be financially literate and shall, at a minimum, be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. No member of the Committee shall have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years. At least one Committee member shall have, through education and experience as a public accountant or auditor, or a principal financial officer, controller or principal accounting officer or a chief executive officer, or from performance of similar functions, sufficient financial expertise in accounting and auditing so as to be a “financial expert”, in accordance with such regulations as may be applicable to the Company from time to time.

Notwithstanding the foregoing, one director who is not independent and who is not a current officer of or employee of, or an immediate family member of a current officer or employee of, the Company may be appointed to the Committee if the Board, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required by the best interests of the Company and its shareholders, and the Board discloses such determination, the nature of the relationship, and the reason for the determination in the next annual proxy statement or annual report on Form 10-K or 10-KSB.

If the Committee is aware of any material noncompliance with the structure or expertise requirements set forth above, the Committee shall report such noncompliance to the Board, who must then notify Nasdaq promptly of such noncompliance.

Meetings

The Committee shall meet as often as necessary, at least on a quarterly basis. The Committee shall meet in separate, private sessions with each of management, the independent auditor and the internal auditors to discuss anything the Committee or these groups believe should be discussed. The Committee may require any Company officer or employee or the Company’s outside counsel or external auditor to attend a Committee meeting or to meet with any members of, or consultants to, the Committee, and to provide pertinent information as necessary. In the absence of a member designated by the Board to serve as chair, the members of the Committee may appoint from among their number a person to preside at their meetings.

The Committee shall maintain minutes and other relevant documentation of all its meetings.

Committee Authority and Responsibilities

The Committee shall have the following duties and responsibilities, in addition to any duties and responsibilities assigned to the Committee from time to time by the Board:

Engagement of Independent Auditor

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Directly appoint, retain, and compensate the Company’s independent auditor. The Committee has the sole authority to approve all audit engagement fees and terms, as well as all significant non-audit engagements with the independent auditor. The Committee shall be directly responsible for overseeing the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The independent auditor shall report directly to the Committee.

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Pre-approve all auditing and such non-auditing services as the independent auditor is permitted to provide, subject to de minimus exceptions for other than audit, review, or attest services that are approved by the Committee prior to completion of the audit. Alternatively, the engagement of the independent auditor may be entered into pursuant to pre-approved policies and procedures established by the Committee, provided that the policies and procedures are detailed as to the particular services and the Committee is informed of each service. In considering whether to pre-approve any non-audit services, the Committee shall consider whether the provision of such services is compatible with maintaining the independence of the auditor.

•	Ensure that the Committee’s approval of any non-audit services is publicly disclosed pursuant to applicable laws, rules and regulations.

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The Committee shall have the authority to engage, without Board approval, independent legal, accounting, and other advisors as it deems necessary to carry out its duties. The Company shall provide appropriate funding, as determined by the Committee, to compensate the independent auditor, outside legal counsel, or any other advisors employed by the Committee, and to pay ordinary Committee administrative expenses that are necessary and appropriate in carrying out its duties.

Evaluate Independent Auditor’s Qualifications, Performance and Independence

•	At least annually, evaluate the independent auditor’s qualifications, performance and independence, including that of the lead audit partner.

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At least annually, obtain and review the letter and written disclosures from the independent auditor consistent with Independence Standards Board No. 1, including a formal written statement by the independent auditor delineating all relationships between the auditor and the Company; actively engage in a dialogue with the auditor with respect to that firm’s independence and any disclosed relationships or services that may impact the objectivity and independence of the auditor; and take, or recommend that the Board take, appropriate action to oversee the independence of the outside auditor.

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Discuss with the independent auditor the matters required to be discussed by the Statement of Auditing Standards (“SAS”) No. 61, Communications with Audit Committee, SAS No. 89, Audit Adjustments, and SAS No. 90, Audit Committee Communications, all as amended from time to time, together with any other matters as may be required for public disclosure or otherwise under applicable laws, rules and regulations.

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Ensure that the independent auditor’s lead partner and reviewing partner are replaced every five years. Consider, from time to time, whether a rotation of the independent auditing firm would be in the best interests of the Company and its shareholders.

Review Financial Statements and Financial Disclosure

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Review and discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, including disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, the report of the independent auditor thereon, and disclosures regarding critical accounting estimates, and discuss any significant issues encountered in the course of the audit work, including any restrictions on the scope of activities, access to required information or the adequacy of internal controls.

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If so determined by the Committee, based on its review and discussion of the audited financial statements with management and the independent auditor, its discussions with the independent auditor regarding the matters required to be discussed by SAS 61, and its discussions regarding the auditor’s independence, recommend to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K.

•	Review the CEO and CFO’s disclosures and certifications set forth in the Company’s Forms 10-Q/10-QSB and 10-K/10-KSB under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

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Discuss earnings press releases, as well as the financial information and earnings guidance provided to analysts and rating agencies. This may be done generally and does not require the Committee to discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

Periodic Assessment of Accounting Practices and Policies

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Obtain and review timely reports from the independent auditor regarding: (1) all critical accounting policies to be used; (2) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (3) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

•	Review with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the financial statements of the Company.

•	Review changes in promulgated accounting and auditing standards that may materially affect the Company’s financial reporting practices.

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Review any reports by management regarding the effectiveness of, or any deficiencies in, the design or operation of internal controls and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. Review any report issued by the Company’s independent auditor regarding management’s assessment of the Company’s internal controls.

Proxy Statement Report of Audit Committee

•	Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

Related-Party Transactions

•	Review and approve all related-party transactions, including transactions between the Company and its officers or directors or affiliates of officers or directors.

Hiring Policies

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Set clear hiring policies for the Company’s hiring of employees and former employees of the independent auditor who were engaged on the Company’s account, and ensure that such policies comply with any regulations applicable to the Company from time to time.

Ethics Compliance and Complaint Procedures

•	Develop, and monitor compliance with, a code of ethics for senior financial officers pursuant to, and to the extent required by, regulations applicable to the Company from time to time.

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Develop, and monitor compliance with, a code of conduct for all Company employees, officers and directors pursuant to, and to the extent required by, regulations applicable to the Company from time to time.

•	Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters.

•	Establish procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Duties Exclusive to the Audit Committee

The following duties, previously set forth in this Charter, shall be the exclusive responsibility of the Committee:

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Select and retain the independent auditor; determine and approve compensation of the independent auditor; resolve disagreements between management and the independent auditor; oversee and evaluate the independent auditor and, where appropriate, replace the independent auditor, with the understanding that the independent auditor shall report directly to the Committee.

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Pre-approve the retention of the independent auditor for all audit and such non-audit services as the independent auditor is permitted to provide to the Company and approve the fees for such services. (Pre-approval of audit and non-audit services may be delegated to one or more independent members of the Committee so long as that member or those members report their decisions to the Committee at all regularly scheduled meetings).

•	Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters.

•	Establish procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Evaluation

The Committee shall review and reassess the adequacy of this Charter at least annually and submit proposed changes to the Board for approval. The Committee has the powers and responsibilities delineated in this Charter. It is not, however, the Committee’s responsibility to prepare and certify the Company’s financial statements, to guaranty the independent auditor’s report, or to guaranty other disclosures by the Company. These are the fundamental responsibilities of management and the independent auditor. Committee members are not full-time Company employees and are not performing the functions of auditors or accountants.

The Committee shall obtain or perform an annual evaluation of the Committee’s performance and make applicable recommendations for improvement.

It is not the responsibility of the Committee to plan or conduct audits or to determine whether the Company’s financial statements are complete and accurate or in conformance with generally accepted accounting principles.